Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. NAMES ANTHONY A. SCHOEN, CPA AS CHIEF FINANCIAL OFFICER

Clarksville, Indiana—January 23, 2009. First Savings Financial Group, Inc. (NASDAQ: FSFG – news) (the “Company”), the holding company for First Savings Bank, F.S.B. (the “Bank”), today announced that the Company’s and Bank’s Boards of Directors have appointed Anthony A. Schoen, CPA as the Company’s and Bank’s Chief Financial Officer, effective January 21, 2009.

Commenting on this appointment, Larry W. Myers, President and Chief Executive Officer, stated: “Tony has been an invaluable addition to our management team. His background and skills will guide us as we implement our strategies to improve efficiencies, enhance profitability and expand First Savings Bank.”

Mr. Schoen served as the Bank’s Assistant Controller since November 2007. While in that position he was a key participant in the Bank’s mutual-to-stock conversion and its establishment of an investment subsidiary in order to better manage its investment portfolio. Mr. Schoen has helped to enhance the Bank’s asset/liability management, strengthen internal controls and process efficiencies and assist in other strategic initiatives.

Prior to his employment at the Bank, Mr. Schoen was a Manager with Monroe Shine & Co., Inc., the Company’s independent registered public accounting firm, where his primary area of focus was auditing, consulting and tax preparation for community financial institutions.

Mr. Schoen holds a Bachelor of Science degree with concentration in accounting from Indiana University. He, his wife Melissa and their two children reside in Lanesville, Indiana.

Contact

Larry W. Myers

President & CEO

812-283-0724